Exhibit 3.2
AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF BIONANO GENOMICS, INC.
(A DELAWARE CORPORATION)

The Amended and Restated Bylaws, as amended (the “Bylaws”) of Bionano Genomics, Inc., a Delaware corporation (the “Company”), are hereby amended as follows effective as of April 13, 2023.

1. Section 8 of Article III of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the corporation’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time (the “Certificate of Incorporation”), or by these Amended and Restated Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of one-third (1/3rd) of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Amended and Restated Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Amended and Restated Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Amended and Restated Bylaws or by applicable stock exchange rules, one-third (1/3rd) of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Amended and Restated Bylaws or by applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting shall be the act of such class or classes or series.”

2. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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BIONANO GENOMICS, INC.

CERTIFICATE OF ADOPTION OF AMENDMENT TO
AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Bionano Genomics, Inc., a Delaware corporation, and that the foregoing Amendment to the Amended and Restated Bylaws constitutes the entire amendment to the Amended and Restated Bylaws, as amended, as duly adopted by the Board of Directors on April 13, 2023.

Executed on April 13, 2023.

/s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin, Ph.D.
President, Chief Executive Officer and Secretary